Exhibit 5

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

September 12, 2016
Ollie’s Bargain Outlet Holdings, Inc. 6295 Allentown Boulevard Suite 1 Harrisburg, Pennsylvania 17112

Ladies and Gentlemen:

We have acted as counsel to Ollie’s Bargain Outlet Holdings, Inc., a Delaware corporation (the “Company”), in connection with the offer and sale by CCMP Capital Investors II, L.P. and CCMP Capital Investors (Cayman) II, L.P. (together, the “Selling Stockholders”) of an aggregate of 13,725,798 shares of common stock, par value $0.001 per share, of the Company (the “Shares”).  The Shares are to be sold by the Selling Stockholders pursuant to the underwriting agreement (the “Underwriting Agreement”), dated as of September 6, 2016, by and among the Company, the Selling Stockholders and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as underwriters.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement on Form S-3 (Registration Statement No. 333-213514), filed by the Company on September 6, 2016 (the “Registration Statement”), (ii) the prospectus contained in the Registration Statement, (iii) the preliminary prospectus supplement, dated September 6, 2016, (iv) the prospectus supplement, dated September 6, 2016  (v) the Second Amended and Restated Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware, (iv) the Second Amended and Restated Bylaws of the Company, (vi) the form of Certificate of Common Stock of the Company, (vii) the Underwriting Agreement and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinion hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares are validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP